Board of Directors
American Lorain Corporation

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated February 18, 2009 on the consolidated financial statements of American Lorain Corporation as of and for the years ended December 31, 2008 and 2007, respectively, included in Post-Effective Amendment No. 1 to Registration Statement on Form S-1 Submitted by American Lorain Corporation.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as “Experts” under the ‘Experts’ caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California	Samuel H. Wong & Co., LLP
May 8, 2009	Certified Public Accountants